EXHIBIT 10.12

As amended and restated effective January 1, 2011

MONARCH BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1. Purpose and Effective Date. The purpose of the Monarch Bank Supplemental Executive Retirement Plan (the “Plan”) is to attract and retain the services of executive employees whose judgment, abilities and experience contribute to the financial success of the Monarch Bank (the “Bank”). The Plan is intended to be a non-qualified deferred compensation plan within the meaning of Internal Revenue Code Section 409A and an arrangement exempt from the participation, funding and fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended. The Bank has determined that the benefits to be paid to Participants under this Plan constitute reasonable compensation for the services rendered and to be rendered by the Participants.

The effective date of this Plan is January 1, 2011.

2. Definitions.

(a) Accrued Benefit. The vested portion of a Participant’s Normal Retirement Benefit, determined in accordance with Plan Section 5, as of the date the Participant separates from service with the Bank.

(b) Bank. Monarch Bank, a Virginia state chartered bank.

(c) Beneficiary. The person, persons, or entity designated by the Participant to receive his or her benefits under the Plan in a writing filed with the Bank on a form provided by the Bank for purposes of the Plan or a writing acceptable to the Board. If the Participant fails to make a designation or if the person designated does not survive, the Beneficiary shall be the Participant’s estate.

(d) Board. The Board of Directors of Monarch Bank.

(e) Cause. For purposes of this Plan, Cause has the same meaning given to that term in the Employment Agreement between a Participant and the Bank. If there is no Employment Agreement in effect, “Cause” means (i) continued failure by the Participant for reasons other than Disability to follow reasonable instructions of the Chief Executive Officer of the Bank or policies of the Board of Directors after being advised in writing of such failure, including specific actions or inaction on the part of the Participant and the particular instruction or policy involved, and if both reasonable and feasible, being given a reasonable opportunity and period (as determined by the Board of Directors) to remedy such failure; (ii) conviction of a felony or any crime of moral turpitude; (iii) commission of an act of embezzlement or fraud against the Bank or any subsidiary or affiliate thereof; (iv) any act or omission constituting dishonesty of the Participant with respect to the Bank or any subsidiary or affiliate thereof; and/or (v) any other willful or reckless conduct which substantially harms the reputation and/or interest of the Bank, any subsidiary or affiliate, and/or its or their directors, officers or employees.

(f) Change in Control Event. Any of the following events:

(i) The acquisition by any Person of beneficial ownership of 50% or more of the combined voting power of Monarch’s then outstanding shares of common stock;

(ii) Individuals assume majority control of Monarch’s Board of Directors in connection with an actual or threatened election contest relating to the election of the directors of Monarch (as such terms are used in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”));

(iii) Approval by the shareholders of the Bank of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that shareholder approval of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(A) more than 49% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization;

(B) no Person beneficially owns 50% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction, or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(C) at least fifty-one percent of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization; or

(iv) Approval by the shareholders of the Bank of a complete liquidation or dissolution of the Bank, or of the sale or other disposition of all or substantially all of the assets of the Bank.

For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act, other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

(g) Code. The Internal Revenue Code of 1986, as amended. A reference to a Code Section is intended to include regulations and guidance published by the Internal Revenue Service under such Section.

(h) Disabled or Disability. A condition where the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank. The Board, in its sole discretion, shall determine whether a Participant has incurred a Disability in accordance with Code Section 409A and its determination shall be binding for purposes of this Plan.

(i) Good Reason. Any of the following events as authorized, ordered, or otherwise caused by the Bank and/or any successor following a Change in Control Event:

(A) a material reduction in a Participant’s duties or authority;

(B) a material adverse change in a Participant’s overall working environment;

(C) a failure by the Bank and/or any successor thereto to comply with any of the material provisions of a Participant’s Employment Agreement with the Bank;

(D) the Bank’s requiring a Participant to be based at any office or location that is located more than thirty-five miles from the office or location in which the Participant was employed immediately prior to the Change in Control Event; or

(E) a Participant is directed by the Board of Directors or an officer of the Bank or any affiliated company to engage in conduct that is unethical or illegal.

(j) Key Employee. Any Participant who is a Key Employee as defined in Code Section 416(i) without regard to paragraph (5) thereof provided that the Bank is publicly traded on an established securities market or otherwise at the relevant time.

(k) Normal Retirement Benefit. The “Normal Retirement Benefit” shall be the annual benefit set forth in a Schedule A for each Participant payable in the form described in Section 6(b) below.

(l) Normal Retirement Date. The first day of the month immediately following the date the Participant attains age sixty-five (65).

(m) Participant. An executive of the Bank who has been selected by the Board to participate in the Plan pursuant to Plan Section 3.

(n) Monarch. Refers to Monarch Financial Holdings, Inc., the holding company for Monarch Bank

3. Eligibility and Participation. Executive employees of the Bank who are part of a group considered by the Bank to constitute a select group of management or highly compensated employees are eligible to participate in the Plan. The Board shall select Participants. The Board, in its sole discretion, may terminate an employee’s participation at any time unless the Participant or his or her Beneficiary is receiving payment of Plan benefits.

4. Administration and Claims Procedure. This Plan is administered by the Board. Subject to the Plan’s provisions, the Board may adopt rules and regulations necessary to carry out the Plan’s purposes. The Board shall have complete discretion to select individuals to participate in the Plan, to terminate any Participant’s participation and to take all other actions permitted or required by the Plan. If for any reason a benefit due under this Plan is not paid when due, the individual entitled to such benefit may file a written claim with the Board. If the claim is denied or no response is received within ninety (90) days (in which case the claim will be deemed to have been denied), the individual may appeal the denial to the Board within sixty (60) days of the denial. In pursuing an appeal, an individual may request that a responsible officer of the Bank may review the denial, may review pertinent documents, and may submit issues and comments in writing. A decision on appeal will be made within sixty (60) days after the appeal is made, unless special circumstances require the Board to extend the period for another sixty (60) days.

5. Vesting.

(a) Vesting Service. Subject to subsection (b) below, a Participant’s vested Accrued Benefit shall be determined as of the date the Participant separates from service as an employee of the Bank for any reason other than the Participant’s death. A Participant who terminates employment prior to Retirement shall be entitled to the Normal Retirement Benefit described in “Schedule A” multiplied by a percentage which corresponds to the most recent Vesting Date preceding the date of termination of employment.

If the Participant’s employment terminates for any reason other than death prior to becoming vested in any portion of his Accrued Benefit, the Participant’s vested Accrued Benefit shall be zero (-0-) and the Participant shall forfeit any rights to deferred compensation benefits under this Plan.

(b) Acceleration of Vesting. The Board, in its sole discretion, may accelerate the vesting of a Participant’s Accrued Benefit, in whole or in part, for any reason or due to a change in control event as detailed in Section 6 (d).

(c) Forfeiture Events. Notwithstanding the foregoing, a Participant shall forfeit the right to payment of any and all benefits, both vested and unvested, under this Plan if the Participant’s employment with the Bank is terminated for Cause. The forfeiture shall occur as of the date of the misconduct.

6. Time and Form of Benefit Payments.

(a) In General. A Participant’s benefit under this Plan shall begin to be distributed, in the form specified below, upon the earliest of the following events to occur:

(i) the Participant’s Normal Retirement Date;

(ii) the date of the Participant’s separation from service with the Bank, except as otherwise provided in (c) below;

(iii) a Change in Control Event; as provided in (d) below;

(iv) the date the Participant becomes Disabled;

(v) the Participant’s death.

(b) Payment at Normal Retirement. A Participant’s Normal Retirement Benefit shall become due and payable on the first day of the month coinciding with or next following the Participant’s Normal Retirement Date. The Participant’s benefit shall be paid in ten (10) equal annual installments at an amount specified by the Board and set forth in a Schedule A for each Participant. After the first installment, each subsequent annual installment payment will be made no later than January 31 each year.

(c) Payment upon Separation From Service. If a Participant separates from service prior to his or her Normal Retirement Date for any reason other than death, but including a separation on account of the Participant’s Disability, the Participant’s vested Accrued Benefit shall be determined as of the date of separation. Participant shall receive the present value of the vested benefit determined as of the date of separation using an interest rate discount factor of five percent (5%). A Participant’s vested Accrued Benefit shall become due and payable in one lump sum payment on or before the first day of the third month coinciding with or next following the Participant’s separation from service. If the Participant is a Key Employee, then such Participant’s benefit under this Plan shall not be distributed earlier than the date which is 6 months after the date of separation from service.

(d) Payment After a Change in Control Event. If a Participant’s employment is involuntarily terminated without Cause within 36 months following a Change in Control Event, or if a Participant voluntarily terminates employment with

Good Reason within 36 months following a Change in Control Event, or if a Participant elects within 36 months following a Change in Control Event, then the Participant shall become fully vested in his Normal Retirement Benefit, and the Participant’s Normal Retirement Benefit shall be paid to the Participant in a present value single lump sum payment (as determined by an actuary selected by the Board using an interest rate discount factor of five percent (5%)) no later than the first day of the second month following the month in which the Participant’s separation from service occurs. If the Participant is a Key Employee, then such Participant’s benefit under this Plan shall not be distributed earlier than the date which is 6 months after the date of separation from service.

(e) Death Benefit.

(1) Post-Retirement. If a Participant dies on or after his or her Normal Retirement Date and before any or all of his vested Accrued Benefit under this Plan has been distributed, any remaining payments due to the Participant shall be made to the Participant’s Beneficiary in equal annual installments. Payments will begin as soon as administratively practicable after the Bank is notified of the Participant’s death and receives a copy of a certified death certificate. Each annual installment payment will be made no later than January 31 each year.

(2) Pre-Retirement. If a Participant dies before his or her Normal Retirement Date, Participant’s Beneficiary shall receive the present value of the Participant’s vested Accrued Benefit determined as of the date of death using an interest rate discount factor of five percent (5%). The death benefit shall be paid to the Participant’s Beneficiary in a single lump sum payment. Payments will begin as soon as administratively practicable after the Bank is notified of the Participant’s death and receives a copy of a certified death certificate, but not later than the first day of the third month following the receipt of a certified death certificate.

(f) Timely Payment for Purposes of Section 409A. Payment made on a date or event specified in this Plan shall be treated as made upon such date or event if it is made by the end of the calendar year in which such date or event occurs, or, if later, by the 15th day of the third month following such date or event.

7. Funding. This Plan is unfunded. Any benefit under this Plan is a mere contractual obligation of the Bank. A Participant and his Beneficiary have no right, title, or interest in the Normal Retirement Benefit or any claim against it. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Bank and a Participant or his Beneficiary or any other person. To the extent a Participant acquires a right to receive payments from the Bank under the Plan, such rights shall be no greater than the right of any general unsecured creditor of the Bank.

8. Amendment. The Board may amend this Plan at any time, provided that no amendment shall affect the rights of a Participant or Beneficiary with respect to the

Participant’s vested Accrued Benefit as of the date of the amendment, nor shall any such amendment have the effect of accelerating the timing of payments under Section 6, unless this is approved by the Participant and in the case of the Participant’s death, his Beneficiary.

9. Arbitration. Except for injunctive relief sought to enforce an ongoing violation resulting in irreparable harm, any dispute arising hereunder shall be settled or resolved exclusively by mediation and/or arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. If arbitration is used, the arbitrator shall not have the authority to modify this Agreement or to award punitive damages. The arbitration shall occur at a mutually convenient location or if none can be agreed upon, in the City of Chesapeake, Virginia. The arbitrator’s decision shall be final and enforceable by a court of competent jurisdiction.

10. General Provisions.

(a) Restrictions on Transfer. Benefits to which a Participant or Beneficiary may become entitled under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements, or torts of a Participant or Beneficiary. This Plan does not give a Participant or Beneficiary any interest, lien, or claim against any specific asset of the Bank. Participants and their Beneficiaries have only the rights of general creditors of the Bank.

(b) Assignments. A Participant’s interest in a benefit under this Plan is not assignable by the Participant or his Beneficiary. The Bank may assign its responsibilities and obligations under the Plan to a successor or other entity with notice to Participants or Beneficiaries.

(c) Governing Law. This Plan is construed and administered in accordance with Code Section 409A and governed by the laws of the Commonwealth of Virginia, except to the extent such laws are preempted by Code Section 409A or other applicable federal law. Any provision of this Plan that violates or conflicts with Code Section 409A, or regulations or guidance issued thereunder, shall be null and void.

(d) Validity. If any provision of this Plan is not valid or enforceable, that invalidity or enforceability shall not affect the remaining provisions.

(e) Employment Rights. This Plan shall not be construed as a contract of employment and does not confer upon a Participant the right to continue in the employ of the Bank for any length of time or in any manner alter the terms of any Participant’s employment set forth in any employment agreement to which the Bank and the Participant are or may in the future be parties.

(f) Tax Matters. The Bank does not represent or guarantee that any particular federal, state or local income or payroll tax consequence will result to any

Participant under this Plan. The Bank shall have the right to withhold from any benefit payments to any Participant under this Plan or take other actions necessary to satisfy the Bank’s obligation to withhold federal, state and local income and payroll taxes, but shall not withhold any funds unless obligated by law or court order.

(g) Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally, electronically or mailed first class, postage prepaid as follows: (i) if to the Bank - at its principal business address to the attention of the Chief Executive Officer; (ii) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

(h) Binding upon Successors and Assigns. The provisions of this Plan shall be binding upon the Participant and the Bank and their successor, assigns, heirs, executors and beneficiaries.

(i) Whole Agreement. This Plan constitutes the entire agreement between the Bank and each Participant concerning the provision of the deferred compensation awards described herein. Each Participant acknowledges and agrees that upon execution of Schedule A attached hereto, the provisions of this Plan as amended and restated effective as of January 1, 2011 shall override and supersede the provisions of any previous version of this Plan.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed this 31st day of December 2010 by its duly authorized officer.

MONARCH BANK

By:	/s/ Brad E. Schwartz

Title:	Chief Executive Officer

Schedule “A”

TO MONARCH BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The undersigned acknowledges that he has carefully read the attached Monarch Bank Supplemental Executive Retirement Agreement dated January 1, 2011, and the undersigned, and agrees to the following terms and conditions stated therein naming him as a Participant under Section 3 of the Plan effective January 1, 2011 with a Normal Retirement Benefit of $30,000 under Section 6(b) of the Plan. Participant shall vest in his Normal Retirement Benefit in accordance with the following vesting schedule:

Vesting Date	Vesting Percentage

01/01/2011	30%
12/31/2011	40%
12/31/2012	50%
12/31/2013	60%
12/31/2014	70%
12/31/2015	80%
12/31/2016	90%
12/31/2017	100%

/s/ William T. Morrison		12/31/2010
Participant Signature		Date

William T. Morrison
Participants Name

Bank:

Administrator

By:	/s/ Brad E. Schwartz	12/31/2010
Date
Title:	Chief Executive Officer